Exhibit 8.3

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
December 15, 2009
Quest Energy Partners, L.P.
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102

Re:	Agreement and Plan of Merger, dated as of July 2, 2009, as amended as of October 2, 2009 (the “Merger Agreement”), by and between PostEnergy Rock Corporation (previously named New Quest Holding Corp.), Quest Resource Corporation, Quest Midstream Partners, L.P., Quest Energy Partners, L.P., Quest Midstream GP, LLC, Quest Energy GP, LLC, Quest Resources Acquisition Corp., Quest Energy Acquisition, LLC, Quest Midstream Holdings Corp. and Quest Midstream Acquisition LLC.
Ladies and Gentlemen:
     We have acted as counsel to Quest Energy Partners, L.P. (the “Company”) in connection with a series of recombination transactions (collectively, the “Recombination Transactions”) set forth in the Merger Agreement, involving (i) the merger of Quest Resource Acquisition Corp. (“QRCP MergerSub”), a wholly-owned subsidiary of PostRock Energy Corporation, with and into Quest Resource Corporation (“QRCP”), (ii) the merger of the Quest Midstream Partners, L.P. (“QMLP”) with and into Quest Midstream Acquisition, LLC (“QMLP MergerSub”), a wholly-owned subsidiary of QRCP, (iii) the merger (the “QELP Merger”) of Quest Energy Acquisition, LLC (together with QRCP MergerSub and QMLP MergerSub (the “MergerSubs”), and each a “MergerSub”), a wholly-owned subsidiary of QRCP, with and into the Company, and (iv) certain related transactions. Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, PostRock Energy Corporation’s registration statement on Form S-4 relating to the Recombination Transactions (as amended, the “Registration Statement”) to which this opinion appears as an exhibit.
     In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in (i) the description of the Recombination Transactions as set forth in the Merger Agreement, including representations and covenants of QRCP, QMP, the Company and each of the MergerSubs; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of QRCP, QMLP, the Company and each of the MergerSubs and related to the consummation of the Recombination Transactions as we have deemed necessary or appropriate.
     In rendering our opinion, we have assumed that (i) the Registration Statement and the Merger Agreement reflect all the material facts relating to the Recombination Transactions and (ii) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement or the Merger Agreement may affect the conclusions stated herein.
     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Quest Energy Partners, L.P.
December 15, 2009

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury regulations promulgated thereunder (“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (“IRS”), currently published administrative rulings and procedures, and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, or such other document on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.
     Subject to the foregoing and to the qualifications and limitations set forth herein, we adopt and confirm the statements under the caption “Material U.S. Federal Income Tax Consequences of the Recombination—Tax Consequences to QRCP Stockholders and QELP and QMLP Unitholders—Tax Treatment of QELP Merger to QELP Common Unitholders” in the Registration Statement, to the extent they constitute legal conclusions and relate to the tax consequences of the QELP Merger to the QELP common unitholders (other than QRCP) (the “QELP Common Unitholders”), as our opinion of the material U.S. federal income tax consequences of the QELP Merger to the QELP Common Unitholders.
     We express our opinion herein only to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Recombination Transactions under any state, local, or foreign law, or with respect to other areas of U.S. federal taxation. This opinion may not be used or relied upon by any other person except you and the QELP Common Unitholders without our written consent. This opinion is based on facts and circumstances existing as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely, /s/ Mayer Brown LLP